                                ESCROW AGREEMENT

               ESCROW AGREEMENT, dated as of June 1st, 2000 (this "Agreement") among Bank of ALBUQUERQUE, N.A., as escrow agent (in such capacity, the "Escrow Agent"), MUSE TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and KINGSBRIDGE CAPITAL LIMITED, a British Virgin Islands entity ("Investor"). Any capitalized terms used but not defined herein shall have the meanings ascribed to them in the Private Equity Line Agreement, dated as of June 1, 2000, by and between the Company and the Investor (the "Equity Line Agreement").

               WHEREAS, Investor and the Company have entered into the Equity Line Agreement whereby Investor agreed to purchase capital stock of the Company upon certain Puts made by the Company, upon the terms and subject to the conditions set forth in the Equity Line Agreement; and

               WHEREAS, pursuant to Section 7.2(n) of the Equity Line Agreement, Investor and the Company agreed to enter into this Agreement with Escrow Agent in order for Escrow Agent to hold the Investment Amount with respect to a Put (as delivered to Escrow Agent by Investor) and the certificates representing the Put Shares with respect to such Put (as delivered to Escrow Agent by the Company) for release to the Company and Investor, respectively, in accordance with this Agreement;

               NOW, THEREFORE, the Investor, the Company and the Escrow Agent hereby agree as follows:

               1. Appointment of the Escrow Agent; Deposit of Escrow Amount and Share Certificate. The Company and Investor hereby constitute and appoint the Escrow Agent as, and the Escrow Agent hereby agrees to assume and perform the duties of, the escrow agent under and pursuant to this Agreement. The Escrow Agent acknowledges that it will, with respect to any Put made by the Company in accordance with the Equity Line Agreement, (i) receive from the Investor the Investment Amount (less any retention in respect of insurance pursuant to Section 2.3 of the Equity Line Agreement) with respect to such Put (the "Escrow Fund") as provided in Article II of the Equity Line Agreement and (ii) receive from the Company the applicable Put Notice (or other notice giving reasonable detail with respect to such Put) certificate(s) representing all the Put Shares corresponding to such Investment Amount and Put (collectively, the "Share Certificate"), as provided in Article II of the Equity Line Agreement.

               2. Escrow Fund; Share Certificate. The Escrow Fund shall be held by the Escrow Agent in a separate account maintained for the purpose of effecting the Closings, on the terms and subject to the conditions of this Agreement. The Escrow Agent shall hold in escrow the Share Certificate separately from the Escrow Fund and agrees that the Share Certificate shall be held on the terms and subject to the conditions set forth herein. The Share Certificate and the Escrow Fund shall not be subject to lien or attachment by any creditor of any party hereto and shall be used solely for the purpose set forth in this Agreement. The Share Certificate and the Escrow Fund shall not be available to, and shall not be used by, the Escrow Agent to set off any obligations of either Investor or the Company owing to the Escrow Agent in any capacity.

               3. Deliveries to Effect Closing. Upon the receipt by the Escrow Agent of a certificate in substantially the form of Annex I attached hereto ("Mutual Closing Certificate"), jointly executed by the Company and Investor, Investor and the Company irrevocably instruct the Escrow Agent (i) to release the Share Certificate to Investor, and simultaneously (ii) to pay over to the Company the Escrow Fund, in immediately available funds to a bank account of the Company's designation.

               4. Release of Escrow Fund and Share Certificate upon Failure to Close. If, upon the expiration of two (2) Trading Days after any Closing Date, the Escrow Agent has not received a Mutual Closing Certificate with respect to such Closing Date, the Investor and the Company irrevocably instruct the Escrow Agent to release the Share Certificate to the Company and to pay over to Investor all amounts of the Escrow Fund, in immediately available funds, to a bank account of Investor's designation.

               5. Duties and Obligations of the Escrow Agent. The duties and obligations of the Escrow Agent are purely ministerial and shall be limited to and determined solely by the provisions of this Agreement. The Escrow Agent is not charged with knowledge of or any duties or responsibilities in respect of any other agreement or document. In furtherance and not in limitation of the foregoing:

                  (i) the Escrow Agent shall not be liable for any loss of interest sustained as a result of investments made hereunder in accordance with the terms hereof, including any liquidation of any investment of the Escrow Fund prior to its maturity effected in order to make a payment required by the terms of this Agreement;

                (ii) the Escrow Agent shall be fully protected in relying in good faith upon any written certification, notice, direction, request, waiver, consent, receipt or other document that the Escrow Agent reasonably believes to be genuine and duly authorized, executed and delivered;

                 (iii) the Escrow Agent shall not be liable for any error of judgment, or for any act done or omitted by it, or for any mistake in fact or law, or for anything that it may do or refrain from doing in connection herewith; provided, however, that notwithstanding any other provision in this Agreement, the Escrow Agent shall be liable for its willful misconduct or gross negligence or breach of this Agreement;

                (iv) the Escrow Agent may seek the advice of legal counsel selected with reasonable care in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel;

                  (v) in the event that the Escrow Agent shall in any instance, after seeking the advice of legal counsel pursuant to the immediately preceding clause, in good faith be uncertain as to its duties or rights hereunder, it shall be entitled to refrain from taking any action in that instance and its sole obligation, in addition to those of its duties hereunder as to which there is no such uncertainty, shall be to keep safely all property held in the Escrow Fund until it shall be directed otherwise in writing by each of the parties hereto or by a final, nonappealable order of a court of competent jurisdiction; provided, however, in the event that the Escrow Agent has not received such written direction or court order within one hundred eighty (180) calendar days after requesting the same, it shall have the right to interplead Investor and the Company in any court of competent jurisdiction and request that such court determine its rights and duties hereunder; and

                (vi) the Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through agents or attorneys selected with reasonable care, nothing in this Agreement shall be deemed to impose upon the Escrow Agent any duty to qualify to do business or to act as fiduciary or otherwise in any jurisdiction other than the State of New Mexico and the Escrow Agent shall not be responsible for and shall not be under a duty to examine into or pass upon the validity, binding effect, execution or sufficiency of this Agreement or of any agreement amendatory or supplemental hereto.

               6. Cooperation. Investor and the Company shall provide to the Escrow Agent all instruments and documents within their respective powers to provide that are necessary for the Escrow Agent to perform its duties and responsibilities hereunder.

               7. Expenses; Indemnity. The Company hereby agrees to pay or reimburse the Escrow Agent upon request for all expenses, disbursement and advances, including reasonable attorney's fees, incurred or made by it in connection with the preparation, execution, performance, delivery, modification and termination of this Agreement; provided that Investor shall bear all expenses of the investment and reinvestment of the Escrow Fund. Each of the Company and the Investor hereby agrees to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability or expense arising out of or in connection with this Agreement and carrying out its duties hereunder, including the costs and expenses of defending itself against any claim of liability, except in those cases where the Escrow Agent has been guilty of gross negligence, willful misconduct or in breach of this Agreement. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The provisions of this Section shall survive any termination of this Agreement, whether by disbursement of the collateral held, resignation of the Escrow Agent, or otherwise.

               8.  Resignation and Removal of the Escrow Agent.

               (a) The Escrow Agent may resign as such thirty (30) calendar days following the giving of prior written notice thereof to the Company and Investor. In addition, the Escrow Agent may be removed and replaced on a date designated in a written instrument signed by the Company and Investor and delivered to the Escrow Agent. Notwithstanding the foregoing, no such resignation or removal shall be effective until a successor escrow agent has acknowledged its appointment as such as provided in paragraph (c) below. In either event, upon the effective date of such resignation or removal, the Escrow Agent shall deliver the property comprising the Escrow Fund and the Stock Certificate to such successor escrow agent, together with such records maintained by the Escrow Agent in connection with its duties hereunder and other information with respect to the Escrow Fund as such successor may reasonably request.

               (b) If a successor escrow agent shall not have acknowledged its appointment as such as provided in paragraph (c) below, in the case of a resignation, prior to the expiration of thirty (30) calendar days following the date of a notice of resignation or, in the case of a removal, on the date designated for the Escrow Agent's removal, as the case may be, because the Company and Investor are unable to agree on a successor escrow agent, or for any other reason, the Escrow Agent may select a successor escrow agent and any such resulting appointment shall be binding upon all of the parties to this Agreement, provided that any such successor selected by the Escrow Agent shall be a depository institution or trust company that is designated in writing by the Investor and is incorporated under the laws of the United States of America, any State thereof or the District of Columbia and has total assets in excess of U.S. $500 million.

               (c) Upon written acknowledgment by a successor escrow agent appointed in accordance with the foregoing provisions of this Section of its agreement to serve as escrow agent hereunder and the receipt of the property then comprising the Escrow Fund and the Stock Certificate, the Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Agreement, subject to the proviso contained in clause
(iii) of Section 5, and such successor escrow agent shall for all purposes hereof be the Escrow Agent.

               9. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given if delivered personally or by facsimile transmission (with confirmation generated by the sending machine) or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

               If to the Company:

               Muse Technologies, Inc.
               1601 Randolph, SE, Suite 210

               Albuquerque, New Mexico 87106
               Telephone: (505) 843-6873
               Facsimile: (505) 766-9123
               Attention: Mr. Brian R. Clark, President


with a copy (which shall not constitute notice) to:


               Proskauer Rose LLP
               1585 Broadway
               New York, New York 10036-8299
               Telephone: (212) 969-3000
               Facsimile: (212)-969-2900
               Attention: Neil S. Belloff, Esq.


if to the Investor:

               Kingsbridge Capital Limited
               c/o Kingsbridge Corporate Services Limited
               Main Street
               Kilcullen, County Kildare
               Republic of Ireland
               Telephone: 011-353-45-481-811
               Facsimile: 011-353-45-482-003
               Attention: Mr. Adam Gurney

with a copy (which shall not constitute notice) to:

               Clifford Chance Rogers & Wells LLP
               200 Park Avenue, 52nd Floor
               New York, NY  10166
               Telephone: (212) 878-8000
               Facsimile: (212) 878-8375
               Attention: Keith M. Andruschak, Esq.


        and if to the Escrow Agent:

               Bank of Albuquerque, N.A.
               201 Third St. NW, 14th Floor
               P.O. Box 26148
               Albuquerque, NM 87125-6148
               Telephone:
               Facsimile:

    All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

               10. Amendments, etc.. This Agreement may be amended or modified, and any of the terms hereof may be waived, only by a written instrument duly executed by or on behalf of Investor and the Company and, with respect to any amendment that would adversely affect the Escrow Agent, the Escrow Agent. No waiver by any party of any term or condition contained of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

               11. Governing Law. This Agreement shall be construed under the laws of the State of New Mexico.

               12. Business Day. For all purposes of this Agreement, the term "business day" shall mean a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

               13. Entire Agreement. It is understood and agreed that this Escrow Agreement supersedes all understandings and agreements heretofore had between the parties hereto with respect to the subject matter hereof, and contains the sole and entire agreement between the parties with respect to the subject matter hereof.

               14. Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party without the prior written consent of the other parties and any attempt to do so will be void, except that Investor may assign all of its rights, interests and obligations hereunder at any time, in whole or in part, to any other person or entity (including any affiliate of the Investor) upon the prior written consent of the Company, which consent shall not to be unreasonably withheld. Investor and the Company shall provide to the Escrow Agent written notice of such an assignment by Investor.

               15. Miscellaneous. This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. This Escrow Agreement may be signed by facsimile copy (followed by originals) and, in addition, may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one instrument.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                    KINGSBRIDGE CAPITAL LIMITED:



                                    By:       /s/ V. O'Donoghue
                                            ---------------------------------
                                            Valentine O'Donoghue
                                            Director

                                    MUSE TECHNOLOGIES, INC.



                                    By:       /s/ Brian R. Clark
                                            --------------------------------
                                            Brian R. Clark
                                            President

                                    BANK OF ALBUQUERQUE, N.A., as Escrow Agent



                                    By:       /s/ Deborah Doak
                                            ----------------------------
                                            Name:  Deborah Doak
                                            Title:  Vice President

                                                                         ANNEX I

                           MUTUAL CLOSING CERTIFICATE

                                       to

                            BANK OF ALBUQUERQUE, N.A.

                                 as Escrow Agent

               The undersigned, KINGSBRIDGE CAPITAL LIMITED, a British Virgin Islands entity ("Investor"), and MUSE TECHNOLOGIES, INC., a Delaware corporation ("the Company"), pursuant to Section 3 of the Escrow Agreement dated as of June __, 2000 among Investor, the Company and you (terms defined in said Escrow Agreement have the same meanings when used herein), hereby instruct you:

    (i) to deliver to Investor the Share Certificate, and

    (ii) to pay to the Company the Escrow Fund by wire transfer of immediately available funds to the Company's account at __________________, _________, _________ (Account No.:_________),

KINGSBRIDGE CAPITAL LIMITED



        By:
           --------------------------------
             Adam Gurney
             Director

MUSE TECHNOLOGIES, INC.



        By:
           --------------------------------
        Name:
        Title:


Dated: ____________, ____